EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), effective January 7, 2011 (the "Effective Date"), is entered into by and between **Geos Communications, Inc.**, a Washington corporation, (the **"Company"**) and its subsidiaries (collectively with the Company, **"Employer"**) and **Cynthia Gordon**, (the "Employee"). The Company and Employee sometimes are referred to herein individually as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, Company desires to employ Employee to serve as **Chief Financial Officer of the Company** and its subsidiaries, and Employee desires to be employed by Company in such capacities pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Company hereby employs Employee as **Chief Financial Officer of the Company.** Employee shall have responsibility over all of the financial matters of the Employer. Employee will also perform other services and duties as the Chief Executive Officer and/or Board of Directors of the Company shall determine. Employee's permanent job site shall be in the Dallas/Ft. Worth, Texas area. Employee shall serve, by mutual consent, in such other positions and offices of the Employer, if selected, without any additional compensation.

2. FULL TIME EMPLOYMENT

Employee hereby accepts employment by Company, upon the terms and conditions contained herein, and agrees that during the Term and/or Subsequent Terms (as defined below) the Employee shall devote substantially all of her business time, attention, and energies to the business of the Employer. Employee, during the Term will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing her personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on her part in the operation of the affairs of the entity in which such investment is made and in which her participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in her owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, or (c) preventing Employee from engaging in any other activities, if she receives the prior written approval of the Board of Directors of Company with respect to her engaging in such activities.

3. RECORDS

In connection with her engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employee which relate to Employer and its business and shall make all such reports, written if required, as Company may reasonably require.

4. **TERM**

Employee's employment hereunder shall be for a single twelve month period (the "Term"), to commence on the Effective Date and end twelve months from the Effective Date. Thereafter, the Company may elect to extend employment to Employee for one or more additional twelve-month periods (the "Subsequent Term"), commencing twelve months from the Effective Date. A twelve-month period shall be deemed a "Contract Year." For all compensation and benefit purposes, other than those specifically addressed herein, the Employee shall be deemed to have been continually employed with the Company from the Effective Date.

5. **SALARY**

As full compensation for the performance of her duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Company, during the Initial Term hereof, shall pay Employee a base salary at the rate of Sixteen Thousand Six Hundred Sixty Six Dollars and 67/00 ($16,666.67) per month, payable semi-monthly commencing on the date hereof ("Base Salary").

(ii) Annual Bonus. In addition to the Base Salary, Employee will be eligible for an annual performance bonus in an amount up to fifty percent (50%) of Base Salary, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by the Employee and the Company's Board of Directors in advance of the relevant performance period.

(iii) Other Meritorious Adjustments. The Company's Board of Directors may, in their sole discretion, consider other meritorious adjustments in Employee's compensation, or a bonus, under appropriate circumstances, including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

6. **EQUITY**

(i) Incentive Stock Options. Employee shall be eligible to receive options, under Company's long term incentive plan and D Mobile, Inc's long term incentive plan (the "ISO Plans") during the Term of this Agreement as determined by the Company's Board of Directors from time to time and the ISO Plans.

(ii) Change of Control. In the event of a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company ("the Trigger Event"), any stock options or similar securities held beneficially by the Employee shall automatically become fully vested. For purposes of this Section 6, Change of Control shall mean the occurrence of any of the following events: (i) a majority of the outstanding voting stock of Company shall have been

acquired or beneficially owned by any person (other than Company or a subsidiary of Company) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of Company; or (ii) a merger or a consolidation of Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of Company, or (B) a merger or consolidation in which the holders of voting stock of Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of Company are being sold; or (v) the liquidation or dissolution of Company.

(iii) In the event the Employee's employment hereunder is terminated other than for Just Cause (as defined below) by Company within six months after a merger, acquisition or sale transaction by the Company causing the Trigger Event, then any stock, options or similar securities held beneficially by the Employee shall automatically become 100% vested.

7. **BUSINESS EXPENSES**

The Company also shall reimburse the Employee for all business expenses incurred by Employee in the performance of her duties hereunder including, but not limited to, travel on business, attending technical and business meetings, professional activities, and customer entertainment, such reimbursement to be made in accordance with regular Company policy and within a reasonable period following Employee's presentation of the details of, and proof of, such expenses.

8. **FRINGE BENEFITS**

(i) During the Term Company shall provide to Employee, at Company's sole expense, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other executive management employees. Nothing herein shall require Employee to obtain or maintain such coverage.

(ii) During the Term Company shall provide paid vacation, to Employee, which accrues from the Effective Date. The annual paid vacation earned for each Contract Year is: (i) three (3) weeks per Contract Year for the first three (3) Contract Years of full-time employment; (ii) four (4) weeks per Contract Year for more than three (3) and up to seven (7) Contract Years of full-time employment; and (iii) five (5) weeks per Contract Year for more than seven (7) Contract Years of full-time employment.

Employer: ___; **Employee:** ___

(iii) During the Term and for a period of two years thereafter, the Company shall purchase and maintain at the Company's expense, directors' and officers' liability insurance providing coverage for Employee with a policy aggregate limit of liability of at least Three Million Dollars ($3,000,000.00.)

9. **SUBSIDIARIES**

For the purposes of this Agreement all references to business, products, services, information, customers, sales or employees of Company shall include those of Company's subsidiaries and affiliates.

10. **INVENTORIES: SHOP RIGHTS**

(i) All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee's employment by Company, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any during Employee's employment, developed, manufactured or used by Company in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Company, or any services to be performed by Company or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Company's business, shall be work for hire and shall be and continue to remain Company's exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Company and to no one else and thenceforth will treat it as the property and secret of Company.

(ii) Employee will also execute any instruments requested from time to time by Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Company, do such acts and execute such instruments as Company may require, but at Company's expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Company, all without any reimbursement for expenses (except as provided in Sections 5 and 7 or otherwise) and without any additional compensation of any kind to Employee.

11. **CONFIDENTIAL INFORMATION and TRADE SECRETS**

(i) All Confidential Information shall be the sole property of Company. Employee will not, during the period of her employment and for a period ending two (2) years after termination of her employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee's own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of

her employment with Company without the prior written consent of an officer of Company except as may be necessary and appropriate in the ordinary course of performing her duties to Company during the period of her employment with Company. For purposes of this Section 11(i), "Confidential Information" shall mean any data or information belonging to Company or any of its affiliates, other than Trade Secrets, that is of value to Company and is not generally known to competitors of Company or to the public, and is maintained confidential by Company, including but not limited to non-public information about Company's clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Company as confidential and shall not include any data or information of Company that has been voluntarily disclosed to the public by Company (except where such public disclosure has been made without the authorization of Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii) All Trade Secrets shall be the sole property of Company. Employee agrees that during her employment with Company and after its termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Company without the prior written consent of an officer of Company. For purposes of this Section 11(ii), "Trade Secrets" shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Company or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Company and is not generally known to competitors of Company or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Company's products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, as such term as defined under applicable law in each case to the extent that Company, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

12. <u>NON-SOLICITATION OF EMPLOYEES</u>

During the term of Employee's employment and for one (1) year thereafter, Employee will not cause or attempt to cause any employee of Company or any of its affiliates to cease working for Company or such affiliate to retain employment with another Company that is a competitor of Company. However, this obligation shall not affect any responsibility Employee may have as an employee of Company with respect to the bona fide hiring and firing of Company's personnel.

13. <u>NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS</u>

Employer: [signature]**; Employee:** [initials]

Employee will not, during the period of her employment and for a period ending two years after the termination of her employment for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer during the 12 months immediately preceding the termination of Employee's employment with Company; provided that the provisions contained in this Section 13 shall apply only to a customer who is or was during the 12 months immediately preceding the termination of Employee's employment with Company either (a) a customer of Employer, with whom Employee had material contact and/or whom Employee serviced in her role as an employee of Company or (b) a prospective customer of Employer, with whom Employee had material contact and/or whom she serviced in her role as an employee of Company.

14. **NON-COMPETITION**

(i) Employee agrees that during her employment with Company and for a period of one year thereafter (i) Employee shall not directly or indirectly, for herself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, shareholder, investors, principal, consultant or in any other capacity), engage or participate in the Business (as defined below) anywhere in the world; and (ii) Employee shall not assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Section. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Employee is employed with Company and during the one year period thereafter. As used herein "**Business**" shall mean the business conducted by the Employer or proposed to be conducted by the Employer.

(ii) It is the intent of each of the Parties that the covenants not-to-compete contained in Section be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written or is otherwise unenforceable, it is the intent of each of the parties that the court should reform such covenant to such narrower scope or otherwise as it may determine is necessary to make such covenant enforceable.

(iii) Employee recognizes and agrees that this Section of the Agreement is necessary and essential to the protection of the Business conducted by Employer, that the area and duration of the covenants herein are in all aspects, under the circumstances, reasonable; and that good and valuable consideration exists for Employee agreeing to be bound by such covenants.

15. **TERMINATION**

Employee's employment with Company may be terminated as follows:

(a) Termination Without Just Cause.

(i) Company, in its sole discretion, may terminate Employee's employment hereunder for any reason without Just Cause (as defined below), at any time, by giving written notice to Employee. If Company terminates Employee's employment hereunder without Just Cause

Company shall have no liability to Employee except to pay the Continued Benefits for the Continuation Period as defined below.

(ii) If Company terminates Employee's employment hereunder without Just Cause Company shall continue to pay to Employee her then-current base salary, plus accrued but unpaid vacation time, accrued but unpaid benefits and reimbursement of all unpaid business expenses (in each case, as of the date of termination) (collectively the "Continued Benefits") for a period of six (6) months (the "Continuation Period"). Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Company, at the same benefit level at which she was participating on the date of termination of the Employee's employment until the expiration of the Continuation Period.

(b) Termination With Just Cause.

(i) Company may immediately terminate Employee's employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase "Just Cause" means: (A) Employee's material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to Employer's business affairs; (B) Employee's refusal or repeated failure to follow Company's established reasonable and lawful policies of Company; (C) Employee's material breach of this Agreement; or (D) Employee's conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (B) of the preceding sentence will take effect 30 days after Employee receives from Company written notice of its intent to terminate Employee's employment and Company's description of the alleged cause, unless Employee, in the good-faith opinion of Company, during such 30-day period, remedies the events or circumstances constituting Just Cause; provided, however, that Employee will not be entitled to cure any breach or failure under this sub-clause (ii) more than one time during the Term.

(iii) If Employee's employment hereunder is terminated by Company for Just Cause, Company will be required to pay to Employee only that portion of her Base Salary, accrued vacation, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.

(c) For Good Reason.

(i) Employee may terminate employment hereunder For Good Reason (as defined below), at any time, by giving written notice to Company of such intent at least 30 days in advance of the effective date of termination.

(ii) For purposes of this Agreement, the phrase "For Good Reason" means (A) any material reduction in duties, responsibility, position or compensation; (B) Company's material breach of this Agreement; or (C) Company's refusal or failure to establish and follow lawful policies and practices.

(iii) If Employee terminates employment hereunder For Good Reason, Company shall continue to pay to Employee the Continued Benefits for the Continuation Period. Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans

are provided by Company, at the same benefit level at which she was participating on the date of termination of the Employee's employment until the expiration of the Continuation Period.

(d) Disability and Death.

Employee's employment hereunder will be terminated immediately upon her disability (as determined for purposes of Company's long-term disability plan) or her death. If Employee's employment is terminated due to such disability or death, Company will be required to pay to Employee or Employee's estate, as the case may be, in addition to the amounts payable under Company's short-term and long-term disability plans or life insurance plans (as applicable), only her Base Salary and accrued vacation, earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee's estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee's disability or death.

16. **INJUNCTION**

(i) Should Employee at any time reveal, or threaten to reveal, any such secret knowledge or information, or during any restricted period engage, or threaten to engage, in any business in competition with that of Employer, or perform, or threaten to perform, any services for anyone engaged in such competitive business, or in any way violate, or threaten to violate, any of the provisions of this Agreement, Company shall be entitled to an injunction restraining Employee from doing, or continuing to do, or performing any such acts; and Employee hereby consents to the issuance of such an injunction.

(ii) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Company be prevented from seeking any other remedies which may be available.

(iii) The existence of any claim or cause of action by Employer against Employee, or by Employee against Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the foregoing restrictive covenants but shall be litigated separately.

17. **ARBITRATION**

(i) In the event that there shall be a dispute (a "Dispute") among the Parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Dallas, Texas, administered by the American Arbitration Association (the "AAA"), in accordance with AAA's Employment ADR Rules. The arbitrator's decision shall be final and binding upon the Parties, and may be entered and enforced in any court of competent jurisdiction by either of the Parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii) The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the

Company are responsible for their respective attorneys' fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys' fees to the prevailing party.

18. **MISCELLANEOUS**

(i) If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions hereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

(ii) The Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by the party as to whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

(iii) The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and her legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

(iv) The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(v) This Agreement is the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the Employer and Employee regarding the subject matter of this Agreement, save and except, any nondisclosure agreement in effect between Company and Employee.

(vi) This Agreement, and all claims or causes of action (whether in contract or tort) that maybe based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed, construed, interpreted, and applied in accordance with the laws of the State of Texas, without giving any regard to its choice of law or conflicts of law, provisions, case law or statutes which would cause the application of the laws of any State other than Texas.

(vii) This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the Agreement when a duly authorized representative of each Party has signed a counterpart. The Parties intend to sign and deliver this Agreement by electronic or facsimile transmission. Each Party agrees that the delivery of the Agreement by electronic or facsimile transmission shall have the same force and effect as delivery of original signatures and that each Party may use such electronic or facsimile signatures as evidence of the execution and delivery of the Agreement by all Parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, this employment agreement is dated as of the Effective Date.

Geos International, Inc.

By: [signature]

Name: Andrew L. Berman

Position: Chief Executive Officer

By: [signature]
Cynthia Gordon, Employee

Employer: [initials]; Employee: [initials]